As filed with the Securities and Exchange Commission on February 20, 2025

Registration No. 333-174269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

post-effective amendment no. 1 to:

FORM S-8 REGISTRATION STATEMENT NO. 333-174269

UNDER THE SECURITIES ACT OF 1933

AMPCO-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1117717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania	15106
(Address of Principal Executive Offices)	(Zip Code)

_______________________

AMPCO-PITTSBURGH CORPORATION

2016 OMNIBUS INCENTIVE PLAN

(AS AMENDED AS OF MAY 18, 2023)

AMPCO-PITTSBURGH CORPORATION

2011 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Michael G. McAuley

Senior Vice President, Chief Financial Officer & Treasurer

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, PA 15106

(412) 456-4418

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Ampco-Pittsburgh Corporation (the “Corporation”) previously filed the Registration Statement on Form S-8 (Registration No. 333-174269) with the Securities and Exchange Commission (the "SEC") on May 17, 2011 (the “Prior Registration Statement”), to register 1,000,000 shares of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”), under the Corporation’s 2011 Omnibus Incentive Plan (the “Prior Plan”). At the Corporation’s 2016 Annual Meeting of Shareholders on May 5, 2016, the shareholders of the Corporation approved the adoption of the Corporation's Omnibus Incentive Plan (as amended through the date hereof, the "New Plan”) as successor to the Prior Plan, effective on May 5, 2016 (the "New Plan Effective Date”). On or after the New Plan Effective Date, no new awards were granted under the Prior Plan. Pursuant to the terms of the New Plan, shares of Common Stock underlying any outstanding award granted under the Prior Plan that, following the New Plan Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares is available for the grant of awards under the New Plan (collectively, the “Rollover Shares”). Pursuant to the terms of the New Plan, the number of shares available thereunder is equal to 3,700,000 plus the Rollover Shares.

The Corporation is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this "Post-Effective Amendment") pursuant to Regulation S-K Item 512(a)(1)(iii) and SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the New Plan.

In accordance SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due upon the filing of this Post‑Effective Amendment. For the avoidance of doubt, the Corporation is not hereby registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statement or that were not previously approved by the Corporation's shareholders. The Corporation has previous Registration Statements on Form S-8 (Registration Nos. 333-211242, 333-256094 and 333-272046) with respect to the newly authorized shares under the New Plan, as applicable in each case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Carnegie, Commonwealth of Pennsylvania, on February 20, 2025.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Michael G. McAuley
Name: Michael G. McAuley
Title: Senior Vice President, Chief Financial Officer
and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.